Exhibit 99.1
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COMPANY Xin Ma, CFO SkyPeople Fruit Juice, Inc. Tel: China + 86 - 29-8837-7161 Email: oliver.x.ma@skypeoplefruitjuice.com Web: http://www.skypeoplefruitjuice.com	INVESTOR RELATIONS David Rudnick, Account Manager CCG Investor Relations Tel: US +1- 646-626-4172 Email: david.rudnick@ccgir.com Web: http://www.ccgir.com

SkyPeople Fruit Juice, Inc. Introduces Hedetang-branded Bag-In-Box Fruit Juice Beverages

XI’AN, China, June 27, 2012 /PRNewswire-Asia-FirstCall/ -- SkyPeople Fruit Juice, Inc. (NASDAQ: SPU - News) (“SkyPeople” or the “Company”), a producer of fruit juice concentrates, fruit juice beverages and other fruit-related products, today announced the introduction of Hedetang-branded Bag-In-Box (the “BIB”) fruit juice beverages into the local market of Xi’an, Shaanxi province of China.

A high-tech, sterile, polyethylene (“PE”) inner film bag and corrugated paper box with axenic faucet is used as the container for the Hedetang-branded BIB fruit juice beverages. The container is highly resistant to contamination and represents an ideal liquid technology. SkyPeople is now offering three flavors of Hedetang-branded BIB fruit juice beverages including mulberry juice, pomegranate juice and kiwi juice beverages.

Hedetang-branded BIB Fruit Juice Beverages	Compared with fruit juice beverages in traditional packages, fruit juice beverages contained in BIB packaging have longer shelf lives since the PE inner film bag and the faucet are sterile and the PE inner film bag also protects the fruit juice from light and heat. The Hedetang-branded BIB fruit juice beverages are healthy because they do not contain preservatives, artificial colors or essences.

The BIB packing fruit juice beverages will first be introduced into the local market of Xi’an, Shaanxi province of China and are expected to be gradually introduced into other provincial capital cities of China.

“Hedetang-branded fruit juice beverages marketed to customers in BIB packaging are exceptional for their freshness, health and taste,” commented by Mr. Yongke Xue, CEO of the SkyPeople. “Fruit juice beverages in BIB packaging are designed to meet consumers’ demand for high-end fruit juice products that are healthy and natural and we believe the modern container technology is perfectly suited for healthy and natural fruit juice beverages and add to their appeal. This is yet another marketing strategy that we are implementing to optimize the competitive positioning of our fruit juice business.”

About SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc., a Florida company, through its wholly-owned subsidiary Pacific Industry Holding Group Co., Ltd. (“Pacific”), a Vanuatu company, and SkyPeople Juice International Holding (HK) Ltd., a company organized under the laws of Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), holds 99.78% ownership interest in SkyPeople Juice Group Co., Ltd. (“SkyPeople (China)”). SkyPeople (China) is engaged in the production and sales of fruit juice concentrates, fruit beverages, and other fruit related products in the PRC and overseas markets. Its fruit juice concentrates are sold to domestic customers and exported directly or via distributors. Fruit juice concentrates are used as a basic ingredient component in the food industry. Its brands, “Hedetang” and “SkyPeople”, which are registered trademarks in the PRC, are positioned as high quality, healthy and nutritious end-use juice beverages. For more information, please visit http://www.skypeoplefruitjuice.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the People's Republic of China, compliance requirement of laws and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.